                   U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        OPTICAL SENSORS INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                        OPTICAL SENSORS INCORPORATED
--------------------------------------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                         OPTICAL SENSORS INCORPORATED
                      7615 GOLDEN TRIANGLE DRIVE, SUITE A
                         MINNEAPOLIS, MINNESOTA 55344

TO THE STOCKHOLDERS OF OPTICAL SENSORS INCORPORATED:

  You are cordially invited to attend our Annual Meeting of Stockholders to be held on May 7, 1998, at 3:30 p.m., local time, at the Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota.

  The formal Notice of Meeting, Proxy Statement and form of proxy are enclosed.

  Whether or not you plan to attend the meeting, please date, sign and return the enclosed proxy in the envelope provided as soon as possible so that your vote will be recorded.

                                          Very truly yours,


                                          /s/ Sam B. Humphries
                                          Sam B. Humphries
                                          President and Chief Executive
                                          Officer

April 2, 1998

                         PLEASE SIGN, DATE AND RETURN
                          THE ENCLOSED PROXY PROMPTLY
                        TO SAVE THE COMPANY THE EXPENSE
                          OF ADDITIONAL SOLICITATION.

                         OPTICAL SENSORS INCORPORATED
                      7615 GOLDEN TRIANGLE DRIVE, SUITE A
                         MINNEAPOLIS, MINNESOTA 55344

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 7, 1998

                               ----------------

TO THE STOCKHOLDERS OF OPTICAL SENSORS INCORPORATED:

  Notice is hereby given that the Annual Meeting of Stockholders of Optical Sensors Incorporated, a Delaware corporation (the "Company"), will be held on Thursday, May 7, 1998, at 3:30 p.m., local time, at the Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota, for the following purposes:

  1. To elect five (5) persons to serve as directors until the next annual meeting of stockholders or until their respective successors shall be elected and qualified.

  2. To ratify the appointment of Ernst & Young LLP, certified public accountants, as independent auditors for the Company for the fiscal year ending December 31, 1998.

  3. To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

  Only stockholders of record at the close of business on March 13, 1998 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof.

                                          By Order of the Board of Directors,


                                          /s/ Wesley G. Peterson
                                          Wesley G. Peterson
                                          Secretary

April 2, 1998
Minneapolis, Minnesota

   YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. NO ADMISSION TICKET OR OTHER CREDENTIALS WILL BE NECESSARY. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY MARKING, SIGNING, DATING AND MAILING YOUR PROXY IN THE REPLY ENVELOPE PROVIDED.

                         OPTICAL SENSORS INCORPORATED
                      7615 GOLDEN TRIANGLE DRIVE, SUITE A
                         MINNEAPOLIS, MINNESOTA 55344

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 7, 1998

                               ----------------

                                 INTRODUCTION

  The Annual Meeting of Stockholders of Optical Sensors Incorporated (the "Company") will be held on Thursday, May 7, 1998, at 3:30 p.m., local time, at the Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota, or at any adjournment or adjournments thereof (the "Annual Meeting"), for the purposes set forth in the Notice of Meeting.

  A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's common stock, $.01 par value (the "Common Stock") will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of the Common Stock.

  Any stockholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by appearing at the Annual Meeting and filing written notice of revocation with the Secretary of the Company prior to use of the proxy. Proxies will be voted as specified by stockholders. Proxies that are signed by stockholders but that lack any such specification will be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the election as directors of the nominees for directors listed in this Proxy Statement.

  THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSALS SET FORTH IN THE NOTICE OF MEETING.

  The Company expects that this proxy material will first be mailed to stockholders on or about April 2, 1998.

                               VOTING OF SHARES

  Only holders of the Common Stock of record at the close of business on March 13, 1998 will be entitled to vote at the Annual Meeting. On March 13, 1998, the Company had 8,848,764 outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting.

  The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting (4,424,383 shares) will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

  Holders of shares of Common Stock are not entitled to cumulate voting rights.

  The election of a nominee for director requires the approval of a plurality of the shares present and entitled to vote in person or by proxy and the approval of the other proposals described in this Proxy Statement requires the approval of a majority of the shares present and entitled to vote in person or by proxy on that matter (and at least a majority of the minimum number of votes necessary for a quorum to transact business at the Annual Meeting). Shares represented by a proxy card including any broker non-votes on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved. Shares represented by a proxy card voted as abstaining on any of the proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will be counted as votes against that matter.

                             ELECTION OF DIRECTORS

                                  PROPOSAL 1

NOMINATION

  The Bylaws of the Company provide that the number of directors must be at least one or such other number as shall be fixed from time to time by resolution of the Board of Directors. The Board of Directors of the Company (the "Board") has set its size at five and has nominated the five individuals named below to serve as directors of the Company until the next annual meeting of stockholders or until their respective successors have been elected and qualified. All of the nominees are current members of the Board. Mr. Humphries, Dr. Nicoloff and Mr. Peterson were elected at the 1997 Annual Meeting of Stockholders, and Mr. Egen and Mr. Meelia were elected by the Board, pursuant to its authority under the Company's Bylaws to elect directors between stockholder meetings, in June 1997. Promod Haque, Ph.D., a current member of the Board, is not standing for reelection, and Peter McNerney and John Nehra, both of whom were also elected at the 1997 Annual Meeting of Stockholders, have resigned from the Board. The Company would like to thank all three of these individuals for their dedicated service to the Company.

  Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, the election of each director requires the affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting. The Board recommends a vote FOR the election of each of the nominees listed below. In absence of other instructions, the proxies will be voted FOR the election of each of the nominees named below. If prior to the Annual Meeting the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the Board. Alternatively, the proxies, at the Board's discretion, may be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

INFORMATION ABOUT NOMINEES

  The following table sets forth certain information as of February 1, 1998, which has been furnished to the Company by each of the persons who has been nominated by the Board to serve as directors for the ensuing year.

                                                                              DIRECTOR
NAME OF NOMINEE          AGE               PRINCIPAL OCCUPATION                SINCE
---------------          ---               --------------------               --------
Sam B. Humphries........  55 President and Chief Executive Officer of the       1991
                              Company
Richard B. Egen (1).....  59 President and Chief Executive Officer of NephRx    1997
                              Corporation
Richard J. Meelia (2)...  48 President and Chief Executive Officer of The       1997
                              Kendall Company
Demetre M. Nicoloff,      64 Cardiac Surgeon and Senior Partner of Cardiac      1989
 M.D....................      Surgical Associates
Gary A. Peterson (2)....  46 President and Chief Executive Officer of BATON     1990
                              Development, Inc.

--------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

OTHER INFORMATION ABOUT NOMINEES

  SAM B. HUMPHRIES has been the President, Chief Executive Officer and a Director of the Company since October 1991. From January 1988 to October 1991, he served as President and Chief Executive Officer of American Medical Systems, a medical device manufacturer which is a subsidiary of Pfizer, Inc. Mr. Humphries also served as a member of the Board of Directors of the Hospital Products Group at Pfizer, Inc. Mr. Humphries is a Director of Universal Hospital Services, Inc.

  RICHARD B. EGEN has been a Director of the Company since June 1997. Mr. Egen is the President and Chief Executive Officer of NephRx Corporation, a biotechnology company formed to commercialize kidney growth factor technology developed at the University of Chicago. From January 1996 to December 1996, Mr. Egen served as a consultant to Baxter International, Inc. ("Baxter") and Nestle, S.A. ("Nestle") for clinical nutrition and start up medical companies. From January 1989 to December 1995, he served as President and Chief Executive Officer of Clintec International, Inc., a joint venture between Baxter and Nestle that develops, manufactures, markets and distributes clinical nutrition solutions and formulations. Prior to joining Clintec International, Inc., Mr. Egen served in several positions at Baxter, including Senior Vice President and a member of Baxter's Senior Management Committee. Mr. Egen is a member of the Board of Directors of Aksys, Ltd.

  RICHARD J. MEELIA has been a Director of the Company since June 1997. Mr. Meelia has been the President and Chief Executive Officer of The Kendall Company, a wholly-owned subsidiary of Tyco International Ltd. that manufactures a diverse line of healthcare and specialty products, since July 1995. From January 1991 to July 1995, Mr. Meelia served as Group President of Kendall Healthcare Products Company. From January 1987 to December 1990, Mr. Meelia served as President of Infusaid, Inc., a division of Pfizer, Inc. that manufactures and markets implantable infusion pumps and ports. From 1973 to 1987, he served in a variety of sales and marketing positions with divisions of American Hospital Supply Corporation.

  DEMETRE M. NICOLOFF, M.D. has been a Director of the Company since July 1989. Dr. Nicoloff has been a cardiac surgeon for more than 15 years, and is presently a Senior Partner of Cardiac Surgical Associates with practices at the Minneapolis Heart Institute and the St. Paul Heart and Lung Institute. Dr. Nicoloff is a member of the Board of Directors of Possis Medical, Inc. and Applied Biometrics, Inc.

  GARY A. PETERSON has been a Director of the Company since June 1990. Mr. Peterson is the President and Chief Executive Officer of BATON Development, Inc., a virtual incubator for medical products, as well as the Managing Member of BATON Ventures L.L.C. and the Venture Partner in Affinity Ventures II L.L.C., both venture capital funds. Mr. Peterson has also been the President of Peterson-Spencer-Fansler Company, a capital sourcing and operational consulting company since 1991 and a General Partner of PSF Advisors, the General Partner of PSF Health Care Fund L.P., a venture capital limited partnership. He was also President of Peterson-Spencer-Fansler Investments, Inc., a registered broker-dealer and a registered investment advisor. From 1986 through 1994, Mr. Peterson served as President of Genesis Venture Development, Inc., a venture capital fund management company. Mr. Peterson was a founder of Angiomedics Incorporated and served in the capacities of Chief Operating Officer and Executive Vice President from its inception in 1983 to 1986 at which time Angiomedics was acquired by Pfizer, Inc. Mr. Peterson continues to be a director of numerous medical companies.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

  The Board of Directors met or took written action twelve times during 1997. All of the Directors attended 75% or more of the meetings of the Board and all such committees on which they served during 1997.

  The Board has established an Audit Committee and a Compensation Committee. The Audit Committee provides assistance to the Board in satisfying its fiduciary responsibilities relating to accounting, auditing, operating and reporting practices of the Company, and reviews the annual financial statements of the Company, the selection and work of the Company's independent auditors and the adequacy of internal controls for compliance with corporate policies and directives. During 1997, the Audit Committee consisted of Dr. Haque and Mr. McNerney and met once during fiscal 1997. Effective January 1, 1998, Mr. Egen was elected to the Audit Committee replacing Mr. McNerney and the Board intends to elect a replacement for Dr. Haque following the Annual Meeting.

  The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of the Company's directors, executive officers and key managers, and acts on such other matters relating to their compensation as it deems appropriate. In addition, the Compensation Committee administers the Company's stock option plans, pursuant to which incentive stock options and non-statutory stock options may be granted to eligible key employees, officers, directors and consultants of the Company and the Company's Employee Stock Purchase Plan pursuant to which employees of the Company may purchase shares of Common Stock directly from the Company on favorable terms through payroll deductions. The Compensation Committee consisted of Mr. Nehra and Mr. Peterson from January 1997 through November 1997. Effective December 1, 1997, Mr. Meelia was elected to the Compensation Committee filling the vacancy created when Mr. Nehra resigned from the Board. The Compensation Committee met or took written action nine times during fiscal 1997. Mr. Meelia and Mr. Peterson will serve as members of the Compensation Committee during fiscal 1998. See "Executive Compensation and Other Benefits--Compensation Committee Report on Executive Compensation."

DIRECTOR COMPENSATION

  Directors of the Company receive no cash compensation for their services as members of the Board of Directors, although their out-of-pocket expenses incurred on behalf of the Company are reimbursed. Prior to October 1995, the Company's 1993 Stock Option Plan provided for the automatic grant to each director who is not an employee of the Company an option to purchase 888 shares of Common Stock on each anniversary of their initial election to the Board, which became exercisable one year after the date of the grant. On October 3, 1995, this provision in the 1993 Stock Option Plan was terminated and all of the non-employee directors of the Company were granted an option to purchase 15,555 shares of Common Stock at a price of $2.70 per share. These options become exercisable, on a cumulative basis, with respect to 25% of the shares covered by the option, on each of the first four anniversary dates of the grant. In June 1997, each of Messrs. Egen and Meelia were granted an option to purchase 16,000 shares of Common Stock at a price equal to the market value on the date of the grant. These options become exercisable, on a cumulative basis, with respect to 25% of the shares covered by the option, on each of the first four anniversary dates of the grant.

                     PRINCIPAL STOCKHOLDERS AND BENEFICIAL
                            OWNERSHIP OF MANAGEMENT

  The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of March 13, 1998, unless otherwise noted, (a) by each stockholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (b) by each director; (c) by each executive officer named in the Summary Compensation Table; and (d) by all executive officers and directors of the Company as a group.

                                                      SHARES OF COMMON STOCK
                                                      BENEFICIALLY OWNED(1)
                                                      ---------------------------
                                                                    PERCENT OF
NAME                                                    AMOUNT       CLASS(2)
----                                                  ------------- -------------
Norwest Venture Capital (3)..........................       837,574         9.4%
Trustees of the General Electric Pension Trust (4)...       476,190         5.4%
Coral Partners II, a limited partnership (5).........       444,859         5.0%
Richard B. Egen......................................             0           *
Sam B. Humphries (6).................................       152,927         1.7%
Promod Haque, Ph.D. (7)..............................       848,238         9.6%
Richard J. Meelia....................................             0           *
Demetre M. Nicoloff, M.D. (8)........................        70,230           *
Gary A. Peterson (9).................................        96,172         1.1%
Paulita M. LaPlante (10).............................        66,530           *
Byron (Buzz) Moran (11)..............................        49,818           *
Wesley G. Peterson (12)..............................        61,813           *
All directors and executive officers
 as a group (9 persons) (13).........................     1,345,728        14.9%

--------
   * Less than 1% of the outstanding shares.
 (1) Except as otherwise indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person or group holding such options but are not deemed outstanding for computing the percentage of any other person or group.
 (2) Based on 8,848,764 shares of Common Stock outstanding as of March 13,
     1998.
 (3) Based on Schedule 13G filed February 5, 1998. Includes 366,834 shares held of record by Norwest Equity Partners IV and 453,225 shares held of record by Norwest Equity Partners V. Also includes 6,771 and 10,744 shares issuable upon exercise of outstanding warrants held by Norwest Equity Partners IV and Norwest Equity Partners V, respectively. Itasca Partners is the general partner of Norwest Equity Partners IV and may be deemed to be the beneficial owner of shares held by Norwest Equity Partners IV. Itasca Partners V is the general partner of Norwest Equity Partners V and may be deemed to be the beneficial owner of shares held by Norwest Equity Partners V. Daniel J. Haggerty, by virtue of his affiliation with Norwest Equity Partners IV and Norwest Equity Partners V, may be deemed to be the beneficial owner of shares held by Norwest Equity Partners IV and Norwest Equity Partners V; however he disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. John E. Lindahl and George J. Still, by virtue of their affiliation with Norwest Equity Partners V, each may be deemed to be the beneficial owner of shares held by Norwest Equity Partners V; however they disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest therein. The address of Norwest Venture Capital and the other named individuals is 2800 Piper Tower, 222 South Ninth Street, Minneapolis, Minnesota 55402. Promod Haque, Ph.D., a director of the Company who is not standing for reelection, is a general partner of Itasca Partners and Itasca Partners V and is an officer of Norwest Venture Capital Management, Inc. Does not include shares held of record by Dr. Haque. See note (7) below.
 (4) Based on a Schedule 13G filed February 14, 1997. General Electric Investment Corporation ("GEIC") is the investment advisor to the Trustees of the General Electric Pension Trust ("GEPT") and may be deemed a beneficial owner of such shares. GEPT and GEIC share voting and investment power with respect to such shares. The address of GEPT and GEIC is 3003 Summer Street, Stamford, Connecticut 06904-7900.
 (5) Based on Schedule 13G filed February 5, 1998. Includes 4,034 shares issuable upon exercise of outstanding warrants held by Coral Partners II, a limited partnership ("Coral Partners II") and 10,109 shares issuable upon exercise of outstanding options held by Coral Group Inc. ("Coral"). Coral Management Partners II, Limited Partnership ("CMP II"), is the general partner of Coral Partners II. Coral is the management company of CMP II. The address of Coral Partners II is 60 South 6th Street, Suite 3510, Minneapolis, Minnesota 55402.
 (6) Includes 227 shares issuable upon exercise of outstanding warrants held by Mr. Humphries and 6,805 shares issuable upon exercise of outstanding options held by Mr. Humphries. Mr. Humphries' address is 7615 Golden Triangle Drive, Suite A, Minneapolis, Minnesota 55344.
 (7) Includes 10,664 shares issuable upon exercise of outstanding options held by Dr. Haque. Also includes all shares beneficially owned by Norwest Equity Partners IV and Norwest Equity Partners V, as to which shares Dr. Haque disclaims beneficial ownership except to the extent of any pecuniary interest therein. Dr. Haque's business address is Norwest Venture Capital, 245 Litton Avenue, Suite 250, Palo Alto, California 94301. See note (3) above.
 (8) Includes 4,071 shares issuable upon exercise of outstanding stock options and warrants held by Dr. Nicoloff. Also includes 5,000 shares held by Nicoloff Properties, as to which Dr. Nicoloff disclaims any beneficial interest except to the extent of his pecuniary interest therein. Dr. Nicoloff is the managing agent of Nicoloff Properties.
 (9) Includes 10,661 shares issuable upon exercise of outstanding options and warrants held by Mr. Peterson. Also includes 68,796 shares held of record by PSF Health Care Fund L.P. ("PSF"), 1,110 shares issuable upon exercise of options held by PSF, as to which Mr. Peterson disclaims any beneficial ownership except to the extent of any pecuniary interest therein. PSF Advisors is the general partner of PSF, and Mr. Peterson is a general partner of PSF Advisors.
(10) Includes 64,443 shares issuable upon exercise of outstanding options held by Ms. LaPlante.
(11) Includes 26,374 shares issuable upon exercise of outstanding options held by Mr. Moran.
(12) Includes 22,267 shares issuable upon exercise of outstanding options held by Mr. Peterson. Also includes 15,873 shares held by Mr. Peterson's spouse.
(13) Includes 164,137 shares issuable upon exercise of outstanding options and warrants held by officers and directors or their affiliates. Also includes all shares beneficially owned by Mr. Peterson's spouse, Norwest Equity Partners IV, Norwest Equity Partners V and PSF. See notes (3),
     (8), (9) and (12) above.

                   EXECUTIVE COMPENSATION AND OTHER BENEFITS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table provides summary information concerning cash and non-cash compensation paid to or earned by the Company's Chief Executive Officer and the executive officers of the Company, all of whom received or earned cash and non-cash salary and bonus of more than $100,000 for the fiscal year ended December 31, 1997 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                        ANNUAL COMPENSATION           COMPENSATION
                              ---------------------------------------  SECURITIES   ALL OTHER
                                                       OTHER ANNUAL    UNDERLYING  COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR SALARY($) BONUS($) COMPENSATION($)  OPTIONS(#)     ($)(1)
---------------------------   ---- --------- -------- --------------- ------------ ------------
Sam B. Humphries              1997 $185,000  $25,300      $ 6,000(2)     25,000       $5,000
President and Chief Execu-
 tive Officer                 1996  175,717   46,126        6,000(2)     27,222        2,365
                              1995  172,992   60,000        6,000(2)    272,222        2,110
Byron (Buzz) Moran            1997  130,000        0            0         8,000            0
Vice President of Research
 and                          1996  130,000   25,000       47,122(3)     11,722            0
Development and Operations    1995  130,000   25,000       40,927(3)    117,222            0
Paulita M. LaPlante           1997  121,000        0            0        15,000            0
Vice President of Worldwide
 Sales,                       1996  114,316   27,000            0         8,889            0
Marketing and Business
 Development                  1995   94,630   28,000            0        88,888            0
Wesley G. Peterson            1997   97,000        0            0         7,000            0
Chief Financial Officer,
 Vice President               1996   97,000   24,000            0         6,044            0
of Finance and Administra-
 tion                         1995   85,854   26,000            0        60,444            0

--------
(1) Consists of life insurance premiums paid by the Company on behalf of Mr. Humphries.
(2) Consists of a car allowance of $500 per month.
(3) Consists of amounts reimbursed by the Company for relocation and temporary living expenses.

OPTION GRANTS AND EXERCISES

  The following tables summarize option grants and exercises during the year ended December 31, 1997 to or by the Named Executive Officers and the potential realizable value of the options held by such persons at December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                             POTENTIAL
                                                                          REALIZABLE VALUE
                                                                             AT ASSUMED
                                                                          ANNUAL RATES OF
                                                                            STOCK PRICE
                                                                          APPRECIATION FOR
                                      INDIVIDUAL GRANTS (1)                OPTION TERM(2)
                         ------------------------------------------------ ----------------
                          NUMBER OF
                         SECURITIES  PERCENT OF TOTAL EXERCISE
                         UNDERLYING  OPTIONS GRANTED  OR BASE
                           OPTIONS     TO EMPLOYEES    PRICE   EXPIRATION
NAME                     GRANTED (#)  IN FISCAL YEAR   ($/SH)     DATE      5%      10%
----                     ----------- ---------------- -------- ---------- ------- --------
Sam B. Humphries........   25,000           21%        $4.875   6/11/07   $76,647 $194,237
Byron (Buzz) Moran......    8,000            7%         4.875   6/11/07    24,527   62,156
Paulita M. LaPlante.....   15,000           12%         4.875   6/11/07    45,988  116,543
Wesley G. Peterson......    7,000            6%         4.875   6/11/07    21,461   54,387

--------
(1) All of the options granted to executives were granted under the Company's 1993 Stock Option Plan. The foregoing options become exercisable at the rate of 25% of the number of shares covered by such option on each of the first four anniversary dates of the grant of such option, so long as the executive remains employed by the Company or one of its subsidiaries. To the extent not already exercisable, options under the plan become immediately exercisable in full upon certain changes in control of the Company and remain exercisable for the remainder of their term. See "Executive Compensation and Other Benefits--Change in Control Arrangements."
(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock, overall market conditions and the executive's continued employment with the Company. The amounts represented in this table might not necessarily be achieved.

                        AGGREGATED OPTION EXERCISES IN
              LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                    OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                 DECEMBER 31, 1997       DECEMBER 31, 1997(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Sam B. Humphries............    6,805       45,417      $      0     $ 12,500
Byron (Buzz) Moran..........   26,374       63,682       104,912      213,833
Paulita M. LaPlante.........   64,444       48,333       278,443      126,830
Wesley G. Peterson..........   22,268       29,665        92,888       84,641

--------
(1) Value based on the difference between the fair market value of the Common Stock on December 31, 1997 ($5.375) and the exercise price of the options.

EMPLOYMENT AGREEMENT

  The Company entered into an Employment Agreement with Mr. Humphries in October 1991. The agreement had an initial term through November 1992, and provides for automatic renewal for additional one-year periods unless either party gives notice of termination to the other not less than 60 days before the expiration of the then current term. Mr. Humphries has a current base salary of $185,000 per year, which may be increased by the Board of Directors, and is entitled to receive an annual incentive bonus at the discretion of the Board of Directors. Mr. Humphries also receives an automobile allowance of $500 per month. The agreement requires Mr. Humphries to assign to the Company patents and other proprietary rights related to the Company's business and to keep the Company's proprietary information confidential. Mr. Humphries is also prohibited from competing with the Company for a period of one year following the termination of his employment with the Company.

  In connection with the employment agreement, the Company granted Mr. Humphries stock options to purchase an aggregate of 121,162 shares of Common Stock at a price of $9.00 per share, which would have vested at various times through October 1, 1996. On August 2, 1995, the Board of Directors granted Mr. Humphries a Non-Statutory Option to purchase 272,222 shares of Common Stock at an exercise price of $0.90 per share expiring ten years after the grant date, and canceled Mr. Humphries' prior options. This option was granted as part of a grant of options to all employees of the Company at the same exercise price. On September 1, 1995, Mr. Humphries exercised this option and paid for the shares by executing a non-recourse promissory note in the amount of $245,000 in favor of the Company, which is secured by a pledge of the shares acquired. A total of 81,666 shares are subject to forfeiture should Mr. Humphries' employment with the Company terminate prior to August 2, 1999. The fair market value of shares subject to the pledge must be at least 200% of the principal amount of the note outstanding from time to time. The note bears interest at the rate of 5.91% per year, which is payable, annually. The note becomes due on August 1, 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  John M. Nehra and Gary A. Peterson served as members of the Company's Compensation Committee through November 1997. Effective December 1, 1997, Richard J. Meelia was elected to the Compensation Committee, filling the vacancy created when Mr. Nehra resigned from the Board. Mr. Nehra is the Managing General Partner of Catalyst Ventures Limited Partnership, and Mr. Peterson is a General Partner of PSF Advisors, the General Partner of PSF Health Care Fund L.P., each of which is an investor in the Company. See "Principal Stockholders and Beneficial Ownership of Management." Mr. Meelia is the President and Chief Executive Officer of The Kendall Company. No other relationships existed during 1997 with respect to Mr. Nehra, Mr. Peterson or Mr. Meelia that would be required to be disclosed under the rules of the Securities Act of 1933, as amended (the "Securities Act").

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee consisted of John M. Nehra and Mr. Peterson from January 1997 through November 1997. Effective December 1, 1997, Mr. Meelia was elected to the Compensation Committee filling the vacancy created when Mr. Nehra resigned from the Board in November 1997. Accordingly, the Compensation Committee of the Board of Directors currently consists of Richard J. Meelia and Gary A. Peterson. The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of the Company's directors, executive officers and key managers, and acts on such other matters relating to their compensation as it deems appropriate. In addition, the Compensation Committee administers the Company's stock option plans, pursuant to which incentive stock options and non-statutory stock options may be granted to eligible key employees, officers, directors and consultants of the Company, and the Company's Employee Stock Purchase Plan, pursuant to which employees of the Company may purchase shares of Common Stock directly from the Company on favorable terms through payroll deductions.

  COMPENSATION PHILOSOPHY AND OBJECTIVES. The philosophy underlying the decisions and recommendations of the Compensation Committee is to recognize and reward results and achievement at the Company and individual level by linking compensation to such achievement. Consistent with this philosophy, the Compensation Committee has set the following objectives for the Company's executive compensation program:

  . Motivate officers to achieve desired Company performance goals by rewarding such achievements.

  . Provide a program of compensation that is competitive with comparable companies to enable the Company to attract and retain key executive talent.

  . Align the interests of the Company's executives with the interests of the Company's stockholders by linking compensation to the Company's performance and by providing the Company's executives with long-term opportunities for stock ownership.

  In determining its recommendations as to the compensation of the Company's executives, the Compensation Committee considers factors such as Company performance, both in isolation and in comparison to companies of comparable development, complexity and size; the individual performance of each executive officer; historical compensation levels at the Company; the overall competitive environment for executives and the level of compensation necessary to attract and retain the level of key executive talent desired by the Company. The Compensation Committee places primary emphasis on Company performance rather than individual performance as measured against goals approved by the Compensation Committee. In analyzing these factors, the Compensation Committee may from time to time review competitive compensation data gathered in comparative surveys or collected by independent consultants.

  EXECUTIVE COMPENSATION PROGRAM COMPONENTS. The Company's executive compensation program consists of base salary, annual cash performance bonuses, and long-term incentive opportunities under the Company's stock option plans. Each element of the compensation program is discussed in greater detail below.

    Base Salary. The Compensation Committee's recommendations regarding the base salary of each executive officer of the Company, including the compensation of Mr. Humphries as Chief Executive Officer, are based on a number of factors, including the executive officer's experience and qualifications, the potential impact of the individual on the Company's performance, the level of skill and responsibility required by the individual's position and the other factors described above. Base salaries are determined for each year prior to the beginning of the year. In general, the Compensation Committee seeks to set executive officer base salaries at moderately to aggressively competitive levels in relation to the companies with which the Company competes for executives. None of the Company's executive officers received a salary increase in 1997.

    Annual Management Performance Bonuses. The Company's annual management performance bonus program is designed to provide a direct financial incentive to the Company's executive officers, including the Chief Executive Officer, for the achievement of specific Company performance goals. Generally, at the beginning of each year, the Compensation Committee establishes a maximum annual bonus, as a percentage of base salary, that the Chief Executive Officer and the other executive officers of the Company are eligible to receive and the goals against which performance will be measured in determining annual bonuses after the conclusion of the year. In past years, these goals have consisted of financial and non-financial goals, established to motivate the executive officers to achieve milestones that would impact the Company's long-term value. Because of product issues that developed early in 1997 that prevented the Company from effectively selling its product during most of 1997, the Board did not anticipate that significant bonuses would be paid for 1997. Accordingly, formal performance goals were not established for 1997. Late in 1997, the Compensation Committee approved a relatively modest bonus for the Chief Executive Officer that was substantially less than bonuses paid to the Chief Executive Officer in prior years. No bonuses were paid to any of the other executive officers of the Company for 1997.

    Long-Term Incentive Compensation. The Compensation Committee makes long-term incentive compensation available to the Company's executive officers, as well as all other employees of the Company, through the grant of stock options. The purpose of stock option grants is to advance the interests of the Company and its stockholders by enabling the Company to attract and retain persons of ability to perform services for the Company, including persons performing services to the Company as executive officers. By granting stock options to executive officers and other employees, the Compensation Committee seeks to align the long-term interests of these individuals with those of the Company's stockholders by creating a strong and direct nexus between compensation and stockholder return and to enable executive officers and key managers to develop and maintain a significant ownership position in the Company. The Compensation Committee determines the number of options and the terms and conditions of such options based on certain factors, including the past performance of the executive officer, the executive officer's potential impact on the achievement of the Company's objectives, past grants or awards of stock-based compensation and on comparative compensation data regarding option grants by companies within the medical device industry as well as within a broader group of companies of comparable size and complexity. Additionally, options may be granted to an executive officer as an incentive at the time the executive officer joins the Company. All options granted by the Compensation Committee have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. In general, options vest at the rate of 25% of the shares covered by the option each year over a period of four years and remain exercisable for a period of 10 years from the date of grant, provided the individual continues to be employed by the Company. In 1997, the Compensation Committee granted options to all executive officers of the Company and key managers and sales personnel of the Company. The primary purpose of the 1997 stock option grants was to recognize the outstanding individual contributions being made by these individuals during a year in which the Company would likely not meet its sales or financial objectives.

  SECTION 162(M). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of certain compensation paid to the chief executive officer and each of the four other most highly compensated executives of a publicly held corporation to $1,000,000. In 1997, the Company did not pay "compensation" within the meaning of Section 162(m) to such executive officers in excess of $1,000,000, and does not believe it will do so in the near future. Therefore, the Company does not have a policy at this time regarding qualifying compensation paid to its executive officers for deductibility under Section 162(m), but will formulate such a policy if compensation levels ever approach $1,000,000.

                                          Compensation Committee

                                          Richard J. Meelia
                                          Gary A. Peterson
                                          John M. Nehra (former committee
                                           member)

COMPARATIVE STOCK PERFORMANCE

  The graph below compares, for the period from February 14, 1996, the date of the Company's initial public offering, to December 31, 1997, the total cumulative shareholder return on the Company's Common Stock to the total cumulative return on the Standard & Poor's 500 Stock Index and a peer-group selected in good faith by the Company consisting of the following companies:
Datascope Corporation; Diametrics Medical, Inc.; i-Stat Corporation; Marquette Medical Systems, Inc.; Protocol Systems, Inc.; and Spacelabs Medical, Inc. The peer group consists of public companies in the Company's industry that market arterial blood gas measurement systems or critical care patient bedside monitoring systems, and the peer-group companies were selected on that basis. The graph assumes a $100 investment in the Company's Common Stock, the Standard & Poor's 500 Stock Index and the peer-group on February 14, 1996 and the reinvestment of all dividends. Nellcor Puritan Bennet Incorporated was acquired in 1997 and is no longer included in the Company's peer group.

                                    [GRAPH]

                                        2/14/96         12/96       12/97
                                        -------         -----       -----
Optical Sensors Inc.                     $100           $ 62        $ 41
S & P 500 Index                          $ 89           $116        $155
Peer Group                               $ 62           $ 89        $ 91

CHANGE IN CONTROL ARRANGEMENTS

  Under the Company's 1993 Stock Option Plan, as amended (the "1993 Plan"), upon the occurrence of a "change in control" all outstanding options granted under the 1993 Plan will become and remain exercisable in full during their remaining terms regardless of whether the plan participants thereafter remain employees of the Company or a subsidiary. The acceleration of the exercisability of options under the 1993 Plan may be limited, however, if the acceleration would be subject to an excise tax imposed upon "excess parachute payments." Under the 1993 Plan, a "change in control" has occurred in the event of (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company; (b) the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; (c) a change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; (d) any person becomes the "beneficial owner," directly or indirectly, of 50% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors; or (e) individuals who constitute the board of directors of the Company on the effective date of the 1993 Plan cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of the 1993 Plan whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors comprising the board of directors of the Company on the effective date of the 1993 Plan (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such person were a member of the board of directors of the Company on the effective date of the 1993 Plan. In addition, the Compensation Committee, with the consent of any affected participant, may determine that some or all of the participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value of such shares immediately before the effective date of the change in control over the exercise price per share of the options. In addition, certain forfeiture restrictions that apply to certain shares of Common Stock currently held by Mr. Humphries would expire upon a change in control as described above if Mr. Humphries employment with the Company was terminated following such change in control.

                             CERTAIN TRANSACTIONS

  The Company has entered into an employment agreement and a related stock option agreement covering 272,222 shares of Common Stock with Sam B. Humphries, its Chief Executive Officer. On September 1, 1995, Mr. Humphries exercised this option and paid for the shares by executing a non-recourse promissory note in the amount of $245,000 in favor of the Company, which is secured by a pledge of the shares acquired. The fair market value of shares subject to the pledge must be at least 200% of the principal amount of the note outstanding from time to time. The note bears interest at the rate of 5.91% per year, which is payable annually. The note becomes due on August 1, 1998. See "Executive Compensation and Other Benefits--Employment Agreement."

  Pursuant to a Registration Rights Agreement entered into prior to the Company's initial public offering of Common Stock in February 1996, among the Company and certain shareholders including Norwest Venture Capital, Trustees of the General Electric Pension Trust and Coral Partners II, a limited partnership, such shareholders have certain demand and incidental registration rights with respect to shares of Common Stock held by such shareholders.

                         RATIFICATION OF SELECTION OF
                             INDEPENDENT AUDITORS

                                  PROPOSAL 2

  The Board of Directors has appointed Ernst & Young LLP, independent certified public accountants, as auditors of the Company for the year ending December 31, 1998. Such firm has acted as independent auditors of the Company since the fiscal year ended December 31, 1989. Although it is not required to do so, the Board wishes to submit the selection of Ernst & Young LLP to the stockholders for ratification. If the stockholders do not ratify the appointment of Ernst & Young LLP, another firm of independent auditors will be considered by the Board of Directors. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

BOARD OF DIRECTORS RECOMMENDATION

  The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as auditors of the Company for the year ending December 31, 1998. The affirmative vote of the holders of a majority of shares of Common Stock of the Company present in person or by proxy at the Annual Meeting, assuming a quorum is present, is necessary for approval. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR the ratification of Ernst & Young LLP.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Executive officers, directors and greater than 10% beneficial owners are also required to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based upon a review of the copies of such reports furnished to the Company during the year ended December 31, 1997 and written representations by such persons, none of the directors, officers and beneficial owners of greater than 10% of the Company's Common Stock failed to file on a timely basis the forms required by Section 16 of the Exchange Act.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Proposals of stockholders intended to be presented in the proxy materials relating to the next Annual Meeting must be received by the Company at its principal executive offices by December 3, 1998.

                                 OTHER MATTERS

  The management of the Company does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting except those described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with the best judgment on such matters.

                                 MISCELLANEOUS

  THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 TO EACH PERSON WHO WAS A STOCKHOLDER OF THE COMPANY AS OF MARCH 13, 1998, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT. SUCH REQUEST SHOULD BE SENT TO: OPTICAL SENSORS INCORPORATED, 7615 GOLDEN TRIANGLE DRIVE, SUITE A, MINNEAPOLIS, MINNESOTA 55344; ATTN: STOCKHOLDER INFORMATION.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          /s/ Sam B. Humphries
                                          Sam B. Humphries
                                          President and Chief Executive
                                          Officer

April 2, 1998
Minneapolis, Minnesota

                          OPTICAL SENSORS INCORPORATED
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
  The undersigned hereby appoints Sam B. Humphries and Wesley G. Peterson, and each of them, as Proxies, each with full power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Optical Sensors Incorporated held of record by the undersigned on March 13, 1998, at the Annual Meeting of Stockholders to be held on May 7, 1998, or any adjournment, thereof.
1. ELECTION OF DIRECTORS.
 [_] FOR all nominees listed below [_] AGAINST all nominees listed below (except as marked to the contrary below)
      Sam B. Humphries              Richard B. Egen       Richard J. Meelia
      Demetre M. Nicoloff, M.D.     Gary A. Peterson

(INSTRUCTION: TO VOTE AGAINST ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE
                                NOMINEE'S NAME.)

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                     [_] FOR    [_] AGAINST   [_] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

P
R
O
X
Y
  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 2 AND FOR ALL NOMINEES NAMED IN PROPOSAL 1 ABOVE. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                           Dated: ____________, 1998

                                           ------------------------------------
                                                   Signature

                                           ------------------------------------
                                               Signature if held
                                                    jointly

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
      ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.